Release:    Immediate    May 10, 2017

CP announces results of annual meeting of shareholders and director elections

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) announces that all resolutions placed in front of shareholders at its 2017 annual meeting (AGM) held in Calgary earlier today, including the election of all 10 nominees listed in the management proxy circular dated March 16, 2017 as directors of CP, have been passed.

The detailed results of the vote by ballot on the election of directors are as follows:

	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Hon. John Baird	108,020,723	97.94%	2,271,194	2.06%
Isabelle Courville	104,707,942	94.94%	5,583,975	5.06%
Keith E. Creel	109,864,163	99.61%	427,754	0.39%
Gillian H. Denham	109,524,368	99.30%	767,549	0.70%
William R. Fatt	109,865,152	99.61%	426,765	0.39%
Rebecca MacDonald	107,639,756	97.60%	2,652,161	2.40%
Matthew H. Paull	109,145,257	98.96%	1,146,660	1.04%
Jane Peverett	109,530,250	99.31%	761,667	0.69%
Andrew F. Reardon	109,410,752	99.20%	881,165	0.80%
Gordon T. Trafton II	109,368,153	99.16%	923,764	0.84%

Final voting results on all matters voted on at the AGM will be filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.
Contacts:
Media
Martin Cej
403-319-7298
Martin_Cej@cpr.ca
Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca